(j)(2)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees

Voya Investors Trust

We consent to the use of our report dated February 25, 2016, with respect to the financial statements of Voya Retirement Conservative Portfolio, Voya Retirement Growth Portfolio, Voya Retirement Moderate Growth Portfolio, and Voya Retirement Moderate Portfolio, each a series of Voya Investors Trust, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

May 2, 2016